RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. REPORTS
2010 FOURTH QUARTER AND YEAR-END RESULTS
EXTENDS STOCK REPURCHASE PROGRAM

Pennsauken, NJ – February 22, 2011 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and fifty-two week periods ended January 1, 2011.

The Company announced revenues of $36.4 million for the thirteen week period ended January 1, 2011, decreased from $45.1 million for the fourteen week period ended January 2, 2010 (comparable prior year period).  The Company had operating income for the thirteen week period ended January 1, 2011 of $2.3 million as compared to $1.2 million for the comparable prior year period.  Net income from continuing operations was $1.2 million, or $0.09 per diluted share, for the thirteen week period ended January 1, 2011, as compared to net income from continuing operations of $0.9 million, or $0.07 per diluted share, for the comparable prior year period.  The Company announced a loss from discontinued operations, net of taxes for the thirteen week period ended January 1, 2011 of $0.1 million as compared to a loss of $0.2 million for the comparable prior year period.  Net income for the thirteen week period ended January 1, 2011 was $1.1 million, or $0.08 per diluted share, as compared to net income of $0.7 million, or $0.05 per diluted share, for the comparable prior year period.

In September 2010, the Company sold its light industrial and clerical staffing business located in southern California and doing business under the name Intertec.  In March 2010, the Company closed its Oracle business unit located in southern California.  The closed business unit sold Oracle software applications and provided implementation, hosting and maintenance services for the suite of Oracle and related software applications.

The Company announced revenues of $162.0 million for the fifty-two week period ended January 1, 2011, decreased from $171.7 million for the fifty-three week period ended January 2, 2010 (comparable prior year period).  The Company had operating income for the fifty-two week period ended January 1, 2011 of $9.0 million as compared to $2.5 million for the comparable prior year period.  Net income from continuing operations was $6.4 million, or $0.49 per diluted share, for the fifty-two week period ended January 1, 2011, as compared to net income from continuing operations of $7.7 million, or $0.60 per diluted share, for the comparable prior year period.  The Company experienced a loss from discontinued operations, net of taxes of $0.6 million for the fifty-two week period ended January 1, 2011 as compared to a loss from discontinued operations of $0.8 million for the comparable prior year period.  Net income for the fifty-two week period ended January 1, 2011 was $5.8 million, or $0.44 per diluted share, as compared to a net loss of $6.9 million, or $0.54 per diluted share, for the comparable prior year period.

During the fifty-two week period ended January 1, 2011, the Company recognized a tax benefit of approximately $1.6 million due to an anticipated 2010 tax deduction for goodwill and intangible assets associated with the Oracle business unit discussed above.  The Company recognized an impairment of the goodwill and intangible assets associated with this subsidiary in its 2008 Consolidated Financial Statements.  During the fifty-three week period ended January 2, 2010, the Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense.  The legal settlement resulted in an increase to earnings per diluted share of $0.45 during that period.

Leon Kopyt, Chairman and CEO of RCM, commented: “We are pleased with the respectable levels of improvement in the gross margin expansion of 250 basis points and an operating income increase of 254% in 2010 over 2009.  Nonetheless, the lack of revenue growth in 2010 was disappointing and remains our principle focus for 2011.  We’ve instituted a number of corrective measures designed to improve the sales productivity and sales structure, which we expect to have a positive impact on this year’s sales performance.  We believe that our overall services portfolio is consistent with the market demand and technology changes and reflects our continuing effort of driving diversification and transformation.”

The Company also announced that its Board of Directors has approved the continuation of its existing program to repurchase outstanding shares of the Company’s common stock.  Under the extended program, the Company is authorized to purchase up to $6.6 million of common stock from time to time over the next 24 months, depending on market conditions, share price and other factors.  The repurchases may be made on the open market, in block trades or otherwise, and the program may be suspended or discontinued at any time.  The program will be funded using the Company’s working capital. As of January 1, 2011, the Company had cash, cash equivalents and marketable securities of approximately $24.7 million and no debt.  As of February 22, 2011 the Company had approximately 13.0 million shares of common stock outstanding.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities.  RCM’s offices are located in major metropolitan centers throughout North America and Europe.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Period Ended January 1, 2011	Fourteen Week Period Ended January 2, 2010
Revenues	$36,393	$45,128
Gross profit	10,762	11,924
Selling, general and administrative	8,151	10,318
Depreciation and amortization	330	379
Operating income	2,281	1,227
Other income (expense), net	19	(24)
Income from continuing operations before income taxes	2,300	1,203
Income tax expense from continuing operations	1,131	278
Net income from continuing operations	1,169	925
Loss from discontinued operations, net of taxes	(108)	(238)
Net income	$1,061	$687

Diluted net earnings per share data:
Net income from continuing operations	$0.09	$0.07
Loss from discontinued operations, net of taxes	($0.01)	($0.02)
Net income	$0.08	$0.05

	Fifty-Two Week Period Ended January 1, 2011	Fifty-Three Week Period Ended January 2, 2010
Revenues	$162,022	$171,731
Gross profit	46,187	44,558
Selling, general and administrative	35,825	40,509
Depreciation and amortization	1,341	1,503
Operating income	9,021	2,546
Other (expense) income, net	(34)	30
Income from legal settlement	-	9,750
Income from continuing operations before income taxes	8,987	12,326
Income tax expense from continuing operations	2,570	4,609
Net income from continuing operations	6,417	7,717
Loss from discontinued operations, net of tax benefit	(622)	(795)
Net income	$5,795	$6,922

Diluted net earnings per share data:
Net income from continuing operations	$0.49	$0.60
Loss from discontinued operations, net of tax benefit	($0.05)	($0.06)
Net income	$0.44	$0.54

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	January 1, 2011	January 2, 2010
Cash and equivalents	$24,704	$10,942
Accounts receivable, net	$41,213	$44,231
Total current assets	$68,587	$61,041
Goodwill and intangible assets	$7,644	$7,783
Total assets	$83,012	$77,369
Total current liabilities	$13,159	$13,700
Total liabilities	$13,404	$14,066
Stockholders’ equity	$69,608	$63,303
Stockholder’s equity, per diluted share	$5.27	$4.91
Stockholder’s equity less goodwill and intangible assets	$61,964	$55,520
Stockholder’s equity less goodwill and intangible assets, per diluted share	$4.69	$4.31

RCM Technologies, Inc.
Condensed Cash Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Period Ended January 1, 2011	Fourteen Week Period Ended January 2, 2010
Net income	$1,061	$688
Adjustments to reconcile net income to cash provided by operating activities	329	(529)
Changes in operating assets and liabilities
Accounts receivable	(563)	(878)
Prepaid expenses and other current assets	911	657
Accounts payable and accrued expenses	(983)	1,176
Accrued payroll and related costs	(2,548)	(1,347)
Income taxes payable	(523)	(32)
Total adjustments	(3,377)	(953)

Cash provided by operating activities	($2,316)	($265)

	Fifty-Two Week Period Ended January 1, 2011	Fifty-Three Week Period Ended January 2, 2010
Net income	$5,795	$6,922
Adjustments to reconcile net income to cash provided by operating activities	2,322	4,056
Changes in operating assets and liabilities
Accounts receivable	5,250	10,173
Prepaid expenses and other current assets	782	643
Accounts payable and accrued expenses	(1,255)	(1,142)
Accrued payroll and related costs	308	(3,386)
Income taxes payable	138	(875)
Total adjustments	7,545	9,469

Cash provided by operating activities	$13,340	$16,391